Exhibit 99.1

Civitas Solutions Reports Fiscal 2015 Fourth Quarter and Full Year Results

BOSTON, MA, December 10, 2015 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal fourth quarter and full year ended September 30, 2015.

Fourth Quarter and Fiscal 2015 Highlights

•	Fourth quarter net revenue increased 7.3% to $351.2 million

•	Fourth quarter Adjusted EBITDA increased 12.9% to $37.9 million

•	Fourth quarter net income was $4.3 million, compared to a net loss of $5.9 million in the fourth quarter 2014
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•	Fiscal year net revenue increased 8.8% to $1,366.9 million

•	Fiscal year Adjusted EBITDA increased 19.9% to $154.5 million

•	Fiscal year net income was $3.1 million, compared to a net loss of $22.8 million in fiscal 2014

•	Completed ten acquisitions that had total annual revenues of $38.5 million

•	Completed strategic review of our at-risk youth ("ARY") service line and decided to discontinue these services in five states

“We delivered a solid fourth quarter performance to complete a successful fiscal year for the company, both financially and operationally,” stated Bruce Nardella, president and chief executive officer. “During fiscal 2015 we achieved significant growth through disciplined investment in organic opportunities and the completion of ten acquisitions. In addition, the redemption of all outstanding senior notes with proceeds from our IPO and debt refinancing have resulted in both enhanced free cash flow and net income.”

Nardella added, "Moving forward, we are continuing to pursue our long term growth strategy by seeking to capture attractive opportunities from new start initiatives, additional acquisitions and expansion of our Post-Acute Specialty Rehabilitation Services (SRS) in new and existing markets, and by leveraging our entry into the large and growing market for adult day health services.”

Fourth Quarter Fiscal 2015 Financial Results

Net revenue for the fourth quarter was $351.2 million, an increase of $23.9 million, or 7.3%, over net revenue for the same period of the prior year. Net revenue increased $16.0 million from acquisitions that closed during and after the fourth quarter ended September 30, 2014 and $7.9 million from organic growth, including growth related to new programs. Fourth quarter net revenue consisted of:

•	Human Services net revenue of $282.9 million (80.6% of total net revenue), an increase of 6.0% compared to fiscal fourth quarter 2014; and

•	Post-Acute Specialty Rehabilitation Services (“SRS”) net revenue of $68.3 million (19.4% of total net revenue), an increase of 12.9% compared to fiscal fourth quarter 2014.

Adjusted EBITDA for the fourth quarter was $37.9 million, compared to Adjusted EBITDA of $33.5 million for the fourth quarter ended September 30, 2014, an increase of 12.9%. In addition to the contribution from acquisitions, Adjusted EBITDA was positively impacted by lower expense in the self-insured portion of our workers compensation and other insurance plans, and a decrease in net sales adjustments compared to the fourth quarter of fiscal 2014. The increase was partially offset by higher client occupancy costs and an increase in direct labor costs primarily due to higher amounts of overtime compared to the same period of the prior year. Additionally, the ARY operating results in the states of North Carolina, which was sold on December 1, 2015, and the states of Florida, Louisiana, Indiana, and Texas that are being closed resulted in a decrease of $1.1 million in EBITDA compared to same period of the prior year. The closures are expected to be substantially complete during the first quarter of fiscal 2016.

Income from operations for the fourth quarter was $16.6 million, or 4.7% of net revenue, compared to $16.2 million, or 4.9% of net revenue, for the fourth quarter of the prior year. The decrease in our operating margin was primarily due to $1.7 million of compensation expense for contractual retirement benefits to a retiring executive officer, $1.0 million of professional services fees related to our secondary offering that was completed in October 2015, and an increase of $0.7 million of stock compensation expense compared to the same period of the prior year.

Net income for the fourth quarter was $4.3 million compared to a net loss of $5.9 million for the same period of the prior year. The increase in net income was primarily due to lower interest expense resulting from the refinancing of our debt

Exhibit 99.1

facility and the redemption of our senior notes and a decrease in management fees to our private equity sponsor resulting from the termination of our management agreement in connection with last year's initial public offering. This increase was partially offset by the compensation, professional services fees and increase in stock-based compensation noted above.

Diluted net income per common share from continuing operations was $0.11 for the fiscal fourth quarter ended September 30, 2015, compared to net loss per common share from continuing operations of $0.17 for the same period of the prior year.

Full Year Financial Results

Net revenue for the fiscal year ended September 30, 2015 was $1,366.9 million, an increase of $111.1 million, or 8.8%, over net revenue for the prior year. Net revenue increased $52.5 million from organic growth, including growth related to new programs, and $58.6 million from acquisitions that closed during and after the fiscal year ended September 30, 2014. Fiscal 2015 net revenue consisted of:

•	Human Services net revenue of $1,103.0 million (80.7% of total net revenue), an increase of 7.5% compared to the year ended September 30, 2014; and

•	SRS net revenue of $263.9 million (19.3% of total net revenue), an increase of 14.7% compared to the year ended September 30, 2014.

The ARY operating results in the five states noted above contributed $48.2 million and $56.9 million to net revenue and $2.3 million and $2.1 million to EBITDA during the years ended September 30, 2015 and 2014, respectively. The results of these operations are included within Human Services.

Adjusted EBITDA for the fiscal year ended September 30, 2015 was $154.5 million, an increase of $25.7 million, or 19.9%, as compared to Adjusted EBITDA for the prior year. In addition to organic growth and the contribution from acquisitions, Adjusted EBITDA was positively impacted by lower expense in the self-insured portion of our employee health and other insurance plans, a decrease in net sales adjustments and leveraging of certain general and administrative expenses compared to fiscal 2014. The increase was partially offset by higher client occupancy costs and an increase in direct labor costs primarily due to higher amounts of overtime compared to the same period of the prior year.

Income from operations for the fiscal year ended September 30, 2015 was $62.6 million, or 4.6% of net revenue, compared to $60.3 million, or 4.8% of net revenue, for fiscal 2014. The decrease in operating margin was primarily due to intangible impairment charges of $10.4 million related to completed and planned divestitures of our at-risk-youth operations in six states and a $4.3 million increase in stock-based compensation expense compared to the prior year.

Net income was $3.1 million for the fiscal year ended September 30, 2015 compared to a net loss of $22.8 million for the fiscal year ended September 30, 2014. The increase in net income was primarily due to lower interest expense resulting from the refinancing of our debt facility and the redemption of senior notes and lower management fees to our private equity sponsor resulting from the termination of our management agreement in connection with our initial public offering. This increase was partially offset by the intangible impairment charges and increase in stock-based compensation noted above.

Diluted net income per common share from continuing operations was $0.11 for fiscal 2015, compared to net loss per common share from continuing operations of $0.84 for the prior year.

Exhibit 99.1

Fiscal 2016 Outlook and Guidance

For fiscal year 2016, we expect net revenue to be between $1.400 billion and $1.440 billion and Adjusted EBITDA to be between $161.0 million and $165.0 million. This guidance takes into account a potential increase of $2.5 million in New Start investments in response to an increased number of organic growth opportunities, the loss of $2.3 million of EBITDA generated in fiscal 2015 from ARY services in the five states noted above, and an estimated $500 thousand of potential operating losses expected to be substantially incurred in the first quarter of fiscal 2016 as these ARY operations are transitioned to other providers. It does not include any related one-time charges which will be treated as an add back to Adjusted EBITDA and are currently not expected to exceed $3.6 million.

Modeling guidelines for the current fiscal year:

Annual tax rate: 50%*
Depreciation and Amortization: $71 million
Average basic and diluted shares outstanding for the year: 37.5 million
Stock-based compensation: $17.4 million*
Capital expenditures: 3.3% to 3.5% of net revenue

*
The modeling guideline for our annual stock compensation expense includes $10.5 million of expense in the first quarter of fiscal 2016 related to certain awards under our former equity compensation plan that vested in October 2016.  The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding or the public shareholders.  This expense is not deductible for tax purposes.

Conference Call

This afternoon, Thursday, December 10, 2015, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2015 fourth quarter and full-year operating results.

Conference Call Dial-in #:

Domestic U.S. Toll Free:    877-255-4315

International:    412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 12/18/15):

Domestic U.S. Toll Free:     877-344-7529

International:     412-317-0088

Canada Toll Free:     855-669-9658

Replay Access Code:     10076830

A live webcast of the conference call will be available via the investor relations section of the company’s website: www.civitas-solutions.com. Following the call, an archived reply of the webcast will be available on this website through March 10, 2015.

Exhibit 99.1

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including statements about our expectations for future financial performance  and the timing of the closure of certain of our at-risk-youth programs. Forward- looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth and refinancing plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, “estimates”, “expects”, “goal”, “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Exhibit 99.1

Selected Financial Highlights
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2015	2014	2015	2014
Gross revenue	$355,834	$333,433	$1,384,332	$1,277,957
Sales adjustments	(4,652)	(6,142)	(17,386)	(22,119)
Net revenue	351,182	327,291	1,366,946	1,255,838
Cost of revenue (exclusive of depreciation expense shown separately below)	273,340	257,290	1,059,364	983,043
Operating expenses:
General and administrative expenses	43,387	36,936	162,839	145,041
Depreciation and amortization	17,894	16,893	82,172	67,488
Total operating expenses	61,281	53,829	245,011	212,529
Income from operations	16,561	16,172	62,571	60,266
Other income (expense):
Management fee of related party	190	(8,447)	28	(9,488)
Other income (expense), net	(992)	(291)	(1,325)	374
Extinguishment of debt	—	—	(17,058)	(14,699)
Interest expense	(8,587)	(16,145)	(37,455)	(69,349)
Income (loss) from continuing operations before income taxes	7,172	(8,711)	6,761	(32,896)
Expense (benefit) for income taxes	2,874	(4,220)	2,689	(11,463)
Income (loss) from continuing operations	4,298	(4,491)	4,072	(21,433)
Loss from discontinued operations, net of tax	(34)	(1,449)	(1,000)	(1,382)
Net income (loss)	$4,264	$(5,940)	$3,072	$(22,815)
Income (loss) per common share, basic
Income (loss) from continuing operations	$0.12	$(0.17)	$0.11	$(0.84)
Loss gain from discontinued operations	—	(0.06)	(0.03)	(0.05)
Net income (loss)	$0.12	$(0.23)	$0.08	$(0.89)
Income (loss) per common share, diluted
Income (loss) from continuing operations	$0.11	$(0.17)	$0.11	$(0.84)
Loss gain from discontinued operations	—	(0.06)	(0.03)	(0.05)
Net income (loss)	$0.11	$(0.23)	$0.08	$(0.89)
Weighted average number of common shares outstanding, basic	36,989,663	26,394,565	36,959,997	25,538,493
Weighted average number of common shares outstanding, diluted	37,212,475	26,395,565	37,088,632	25,538,493
Additional financial data:
Program rent expense	$12,960	$11,009	$49,842	$42,165

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss)	$4,264	$(5,940)	$3,072	$(22,815)
Loss from discontinued operations, net of tax	34	1,449	1,000	1,382
Expense (benefit) for income taxes	2,874	(4,220)	2,689	(11,463)
Interest expense, net	8,825	16,125	37,943	69,166
Depreciation and amortization	17,894	16,893	82,172	67,488
EBITDA	$33,891	$24,307	$126,876	$103,758
Adjustments:
Management fee of related party (a)	(190)	8,447	(28)	9,488
Stock-based compensation (b)	1,477	792	5,238	895
Extinguishment of debt and related costs (c)	—	—	17,259	14,699
Long-term compensation plan payment (d)	—	—	2,470	—
Secondary offering costs (e)	1,023	—	1,023	—
Retirement compensation (f)	1,688	—	1,688	—
Adjusted EBITDA	$37,889	$33,546	$154,526	$128,840
Supplemental Information
Operating losses for new starts (g)	$2,092	$1,811	$5,696	$6,148
Pro forma effect of acquired EBITDA (h)	—	2,174	2,693	6,582

a)	Represents management fees and reimbursable expenses incurred under our management agreement with our private equity sponsor that was terminated in September 2014.

b)	Represents non-cash stock-based compensation expense.

c)
In fiscal 2015, represents the costs associated with the redemption $212 million of senior notes including the write-off of the associated deferred financings costs and original issue discount, and the $55.0 million incremental term loan that closed in February 2015. In fiscal 2014, represents the write-off of the remaining deferred financing costs on debt that we refinanced.

d)	Represents payments associated with the termination of an equity-like plan for employees of the CareMeridian business unit made in connection with the IPO.

e)	Represents professional service fees and other costs incurred in connection with the Company's secondary offering that was completed in October 2015.

f)	Represents expense for the contractual retirement benefits to the Company's Executive Chair that are payable over a 24-month period beginning on the retirement date of December 31, 2015.

g)
Operating losses from new starts represent losses from any new start programs initiated within 18 months of the end of the period that had operating losses during the period. Net operating loss from a new start is defined as its revenue for the period less direct expenses but not including allocated overhead costs.

h)	Represents the estimated additional EBITDA from acquisitions made during the periods presented assuming the acquisitions had occurred on the first day of each respective period.

Exhibit 99.1

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	September 30, 2015	September 30, 2014
Cash and cash equivalents (a)	$41,690	$196,147
Working capital (b)	60,150	49,555
Total assets	1,063,184	1,207,954
Total debt (c)	651,643	815,509
Net debt (d)	559,953	569,362
Stockholders' equity	121,275	115,538

	Year Ended
	September 30, 2015	September 30, 2014
Cash flows provided by (used in):
Operating activities	$90,478	$83,916
Investing activities	(79,004)	(88,924)
Financing activities (a)	(165,931)	181,715
Purchases of property and equipment	(42,793)	(35,295)
Acquisition of businesses, net of cash acquired	(38,738)	(53,699)

(a) IPO proceeds of $182.2 million were used to retire $162.0 million of senior unsecured notes on October 17, 2014 and pay the related redemption premium and fees.
(b) Calculated as current assets minus current liabilities.
(c) Includes obligations under capital leases.
(d) Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and letters of credit restricted cash of $50 million).

Exhibit 99.1

About Civitas

Civitas Solutions, Inc., which markets its services nationally as The MENTOR Network, is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since its founding in 1980, it has evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800 or dwight.robson@civitas-solutions.com
Chief Public Strategy and Marketing Officer